Exhibit 99.1

For Immediate Release

Contact:	Timothy McKenna (investors) 312-580-4637
John Haudrich (investors) 314-746-1266
Tom Lange (media) 314-746-1236

SMURFIT-STONE ANNOUNCES HURRICANE IMPACT ON EARNINGS;

PLANS TO REFINANCE CREDIT FACILITIES

AND MERGE OPERATING ENTITIES

CHICAGO, September 21, 2004 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) announced today that third quarter 2004 results should be in line with the average earnings estimate of $.13 per share published by Thompson Financial/First Call despite an estimated $.03 per share impact of hurricane-related downtime and business disruption.  As a result of Hurricane Frances, the company curtailed production at its Fernandina Beach and Jacksonville, FL, mills over the Labor Day weekend.  The Panama City, FL, and Brewton, AL, mills were temporarily closed due to Hurricane Ivan for a period ranging from two to six days.  In addition, several corrugated container plants shut down for a number of days in September because of hurricane disruption.

Separately, the company announced its intention to refinance its existing credit facilities during the fourth quarter 2004 in connection with the merger of its two operating companies, Stone Container Corporation and Jefferson Smurfit Corporation (U.S.).  The refinancing will result in combined revolving credit and term loan facilities under one credit agreement.

Smurfit-Stone will announce its full third quarter results with a news release and conference call on Tuesday, October 26, 2004.

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Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is the world’s largest collector and marketer of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 250 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 35,000 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.